Exhibit 99.1

Date: February 17, 2017

Spectra Energy Reports Fourth Quarter and

Year-End 2016 Results

HOUSTON – Spectra Energy Corp (NYSE: SE) today reported net income of $208 million, including net income from controlling interests of $115 million, for the fourth quarter ended December 31, 2016, with diluted earnings per share of $0.16. For the year, net income was $1.02 billion, including net income from controlling interests of $693 million, with diluted earnings per share of $1.00. The fourth quarter and full-year results included non-recurring special items of $127 million and $243 million, which had income tax effects of $32 million and $88 million, respectively, and decreased diluted earnings per share by $0.13 for the quarter and $0.19 for the year.

Highlights:

•	Delivered 2016 ongoing distributable cash flow (DCF) of nearly $1.4 billion, with a dividend coverage ratio of 1.2 times

•	Brought eight projects into service, totalling $2 billion of investment

•	Added $2.3 billion to execution backlog during the year

•	Announced annual dividend increase of 14 cents per share for 2017

•	Announced merger agreement with Enbridge Inc., greatly enhancing shareholder value

For the quarter, ongoing earnings before interest, taxes, depreciation and amortization (EBITDA) were $742 million, compared with $672 million in the prior-year quarter. For the year, ongoing EBITDA was $2.85 billion, compared with $2.75 billion in 2015.

Ongoing DCF for the quarter was $309 million, compared with $201 million in the same quarter last year, and was $1.38 billion for the year, up from $1.29 billion in 2015.

For the quarter, ongoing net income from controlling interests was $202 million, or $0.29 diluted earnings per share, compared with $189 million, or $0.28 diluted earnings per share, in fourth quarter 2015. Net income from controlling interests was $115 million, or $0.16 diluted earnings per share, compared with $(263) million, or $(0.39) diluted earnings per share, in fourth quarter 2015.

For the year, ongoing net income from controlling interests was $829 million, or $1.19 diluted earnings per share, compared with $775 million, or $1.15 diluted earnings per share, in 2015. Net income from controlling interests was $693 million, or $1.00 diluted earnings per share, compared with $196 million, or $0.29 diluted earnings per share, in 2015.

CEO COMMENT

“2016 was a transformational year for Spectra Energy. I’m proud of all we accomplished, but most importantly that we continued our track record of delivering on our commitments to all our stakeholders,” said Greg Ebel, chief executive officer, Spectra Energy.

“We delivered strong DCF and dividend coverage. We successfully executed our 2016 growth plan by placing $2 billion of projects into service, and as an added benefit to our customers and investors, placed some of those projects into service ahead of schedule. We added $2.3 billion of projects to our execution backlog, including the $1.5 billion Valley Crossing Pipeline project. DCP Midstream surpassed its 35-cent NGL break-even target, paving the way for the restructuring and simplification it announced in January 2017. And through all this activity we also maintained a healthy balance sheet.

“Our achievements and accomplishments in 2016, coupled with those of the past decade, have positioned us well for 2017 and beyond, as we move closer to completing our combination with Enbridge, which we expect to occur in the first quarter of this year. While we announced our 14-cent per share annual dividend increase for 2017, the combination with Enbridge will greatly accelerate our dividend growth, from 8 percent annually to 15 percent in 2017 and an expected 10 to 12 percent annually through 2024.

“During these past 10 years, we’ve expanded our footprint, diversified our asset portfolio, reduced our risk profile and provided a dependable, attractive dividend, creating tremendous shareholder value in that process. We have proven to be a stable, disciplined and reliable investment. It has been an honor to serve as CEO for the past eight years, and I am proud of our company and the great people who have contributed to its success. As incoming chairman of the new Enbridge, I look forward to the company taking our next big step. I fully expect we will deliver even greater benefits to our investors, customers, communities and employees.”

SEGMENT RESULTS

Spectra Energy Partners

Ongoing EBITDA from Spectra Energy Partners was $537 million in fourth quarter 2016, compared with $484 million in fourth quarter 2015. Fourth quarter 2016 ongoing results reflect increased earnings from expansion projects placed into service in the second half of 2016 in both the natural gas transmission and liquids businesses, as well as higher Allowance for Funds Used During Construction (AFUDC), primarily from the Sabal Trail project. These increases were offset by the absence of equity earnings from Sand Hills and Southern Hills natural gas liquids (NGL) pipelines, which Spectra Energy Partners owned through October 2015. Earnings from these NGL pipeline interests have been reflected in the Field Services segment. Fourth quarter 2016 results exclude a special item of $36 million for inspection and repair efforts associated with the Texas Eastern pipeline incident.

For the year 2016, ongoing EBITDA for Spectra Energy Partners was $2 billion, compared with $1.9 billion in 2015. The 2016 period excludes a special item of $80 million for inspection and repair efforts associated with the Texas Eastern pipeline incident. The 2015 period excludes a special item of $9 million related to a non-cash impairment of the Ozark Gas Gathering asset.

Distribution

Distribution EBITDA was $122 million in fourth quarter 2016, compared with $113 million in fourth quarter 2015. This increase was mainly due to incremental earnings from the Dawn-Parkway expansion projects and colder weather.

For the years 2016 and 2015, EBITDA for Distribution was $473 million.

Western Canada Transmission & Processing

Ongoing EBITDA from Western Canada Transmission & Processing was $105 million in fourth quarter 2016, compared with $123 million in fourth quarter 2015. The segment’s ongoing results largely reflect lower gathering and processing revenues. Fourth quarter 2016 results exclude special items of $31 million, primarily from a non-cash loss on the sale of assets, as well as from continued contract demand credits net of insurance recoveries at our Grizzly Valley operations in British Columbia associated with significant flooding in June. Fourth quarter 2015 results exclude special items of $14 million for employee and overhead reductions and a non-cash asset impairment.

For the year 2016, ongoing EBITDA for Western Canada Transmission & Processing was $443 million, compared with $516 million in 2015. The 2016 period excludes special items of $56 million for contract demand credits net of insurance recoveries associated with flooding in British Columbia, employee and overhead reductions, and a non-cash loss on the sale of assets. The 2015 period excludes special items of $25 million related to employee and overhead reduction costs and a non-cash asset impairment.

Field Services

Ongoing EBITDA from Field Services was $(5) million in fourth quarter 2016, compared with $(36) million in fourth quarter 2015. The segment’s ongoing results reflect favorable contract realignment efforts, stronger commodity prices, and asset growth, offset by lower volumes in certain geographic regions. Fourth quarter 2016 results exclude special items of $36 million, primarily reflecting income tax expense associated with the transaction converting a C-Corp subsidiary of DCP Midstream to an LLC, as well as transaction costs related to combining DCP Midstream and DCP Partners. The 2015 period excludes special items of $172 million, primarily from non-cash asset impairments. As a reminder, Spectra Energy’s EBITDA from Field Services represents the company’s 50 percent share of DCP Midstream’s net income plus gains from DPM unit issuances.

For the year 2016, ongoing EBITDA for Field Services was $14 million, compared with $(106) million in 2015. The 2016 period excludes special items of $54 million, mainly from converting a C-Corp subsidiary of DCP Midstream to an LLC, transaction costs related to combining DCP Midstream and DCP Partners, and non-cash asset impairments. The 2015 period excludes $355 million in charges, primarily due to non-cash goodwill and asset impairments.

During the fourth quarters of 2016 and 2015, respectively, NGL prices averaged $0.55 per gallon versus $0.42 per gallon, NYMEX natural gas averaged $2.98 per million British thermal units (MMBtu) versus $2.27 per MMBtu, and crude oil averaged approximately $49 per barrel versus $42 per barrel.

On a full-year basis for 2016 and 2015, respectively, NGL prices averaged $0.46 per gallon versus $0.45 per gallon, NYMEX natural gas averaged $2.46 per MMBtu versus $2.66 per MMBtu and crude oil averaged approximately $43 per barrel versus $49 per barrel.

Other

Ongoing net expenses from “Other” were $17 million and $12 million in the fourth quarters of 2016 and 2015, respectively. Fourth quarter 2016 results exclude special items of $24 million for transaction costs related to the proposed merger with Enbridge and captive insurance claims related to the flooding in British Columbia. The 2015 period excludes a special item of $333 million related to non-cash goodwill impairments associated with the Westcoast Energy acquisition in 2002.

For the year 2016, ongoing net expenses from “Other” were $73 million, compared with $51 million in 2015. The 2016 period excludes special items of $53 million for transaction costs and self-insurance charges related to the Texas Eastern pipeline incident and flooding in British Columbia. The 2015 period excludes special items of $333 million related to non-cash goodwill impairments associated with the Westcoast Energy acquisition.

“Other” primarily consists of corporate expenses, including benefits and captive insurance.

Interest Expense

Interest expense was $157 million in fourth quarter 2016, compared with $156 million in fourth quarter 2015.

For the year 2016, interest expense was $594 million, compared with $636 million in 2015.

Income Tax Expense

Income tax expense was $56 million in fourth quarter 2016, compared with an income tax benefit of $3 million in fourth quarter 2015, with effective tax rates of 21 percent and 2 percent, respectively. Excluding the tax impacts of special items in both periods, income tax expense was $88 million in fourth quarter 2016, compared with $65 million in fourth quarter 2015, with effective tax rates of 23 percent and 20 percent, respectively. The higher income tax expense was primarily due to higher earnings.

For the year 2016, income tax expense was $216 million, compared with $161 million in 2015, with effective tax rates of 18 percent and 26 percent, respectively. Excluding the tax impacts of special items in both periods, income tax expense was $304 million in both 2016 and 2015, with effective tax rates of 21 percent and 23 percent, respectively.

Foreign Currency

Net income from controlling interests was lower by $2 million for the quarter and $10 million for the year due to the lower Canadian dollar.

Liquidity and Capital Expenditures

Total debt outstanding at Spectra Energy as of December 31, 2016, was $15.6 billion. Total Spectra Energy liquidity at the end of the quarter was $5.2 billion, including $2.1 billion of available liquidity at Spectra Energy Partners.

Including contributions from noncontrolling interests of $743 million, total capital and investment spending for the year was $3.1 billion, and consisted of about $2.5 billion of growth capital expenditures and $613 million of maintenance capital expenditures. Maintenance capital expenditures include special items of $28 million related to the Texas Eastern pipeline incident and $7 million related to flooding in British Columbia.

Spectra Energy expects to file its 2016 10-K with the SEC on or before March 1, 2017.

EFFECTS OF SPECIAL ITEMS

Fourth Quarter 2016

($MM)	Segment	EBITDA	Income Tax Effect	Net Income (1)		DCF
Ongoing		$742	$(88)	$202		$309
Adjustments related to Special Items
Effects of Texas Eastern pipeline incident	SEP	$(36)	$10	$(18	) (2)	$(59	) (3)
Effects of flooding in British Columbia	W. Canada	(3)	1	(2)		(10	) (3)
Loss on sale of assets and asset impairment	W. Canada	(28)	7	(21)		—
Transaction costs related to combining DCP Midstream and DCP Partners	Field Services	(14)	5	(9)		—
Asset impairment and write-off	Field Services	(1)	1	—		—
Transaction converting a DCP Midstream entity from C Corp to LLC	Field Services	(21)	8	(13)		—
Captive insurance claims related to British Columbia flood	Other	(5)	2	(3)		(5)
Taxes related to non-deductible excess compensation	Other	—	(7)	(7)		—
Transaction costs and prefunding associated with merger	Other	(19)	5	(14)		(65)

Total Special Items		$(127)	$32	$(87)		$(139)

Reported		$615	$(56)	$115		$170

(1)	Represents net income from controlling interests
(2)	Net of non-controlling interests impact of $8 million
(3)	Includes maintenance capital expenditures of $23 million and $7 million related to Texas Eastern pipeline incident and flooding in British Columbia, respectively

For the Year 2016

($MM)	Segment	EBITDA	Income Tax Effect	Net Income (1)		DCF
Ongoing		$2,846	$(304)	$829		$1,383
Adjustments related to Special Items
Effects of Texas Eastern pipeline incident	SEP	$(80)	$22	$(39	) (2)	$(108	) (3)
Effects of flooding in British Columbia	W. Canada	(19)	5	(14)		(26	) (3)
Loss on sale of assets and asset impairment	W. Canada	(28)	7	(21)		—
Employee and overhead reduction costs	W. Canada	(9)	2	(7)		(9)
Tax benefit on Empress transaction	W. Canada	—	27	27		—
Transaction costs related to combining DCP Midstream and DCP Partners	Field Services	(14)	5	(9)		—
Employee and overhead reduction costs	Field Services	(7)	3	(4)		—
Asset impairments and net loss on sale of assets	Field Services	(12)	5	(7)		—
Transaction converting a DCP Midstream entity from C Corp to LLC	Field Services	(21)	8	(13)		—
Captive insurance related to Texas Eastern pipeline incident and British Columbia flood	Other	(15)	6	(9)		(15)
Taxes related to non-deductible excess compensation	Other	—	(7)	(7)		—
Transaction costs and prefunding associated with merger	Other	(38)	5	(33)		(84)

Total Special Items		$(243)	$88	$(136)		$(242)

Reported		$2,603	$(216)	$693		$1,141

(1)	Represents net income from controlling interests
(2)	Net of non-controlling interests impact of $19 million
(3)	Includes maintenance capital expenditures of $28 million and $7 million related to Texas Eastern pipeline incident and flooding in British Columbia, respectively

EXPANSION PROJECT UPDATES

For the period 2013-2016, the company has:

•	Placed ~$12 billion of projects into service, which are delivering solid cash flows

•	~$9 billion of capital expansion currently in execution

Spectra Energy’s 2016 capital expansion program concluded with eight projects placed into service, representing $2 billion of capital expansion, including:

•	Ozark Conversion

•	Loudon

•	Gulf Markets Expansion – Phase I

•	Express Enhancement

•	Salem Lateral

•	Burlington-Oakville

•	2016 Dawn-Parkway

•	AIM

Projects Scheduled for 2017 In-Service

Construction on Sabal Trail continues to progress, and the project remains on track to be in-service during the first half of 2017.

The Access South, Adair Southwest, and Lebanon Extension projects commenced construction in January, and are scheduled to be placed in-service in the second half of this year.

The second phase of the Gulf Markets Expansion project continues to advance toward a second half of 2017 in-service date. The project has received all its regulatory permits and is under construction.

Atlantic Bridge received its FERC Certificate of Public Convenience and Necessity in January, and is targeting initial in-service in the fourth quarter of this year.

NEXUS and TEAL anticipate receiving their FERC certificates shortly after FERC again has a quorum. Subject to a prompt issuance of these certificates, the project team has a safe and environmentally responsible plan to place the facilities into service in the fourth quarter of 2017, within the prescribed construction windows, in order to meet shipper requirements. Infrastructure projects are a top priority for the new administration and we are confident it will take swift action to restore a FERC quorum.

Projects in Western Canada continue to advance toward their respective in-service dates, specifically Jackfish Lake (first half of this year) as well as RAM and High Pine (second half of this year). All three projects have received their regulatory permits, and are under construction.

At Union Gas, both the 2017 Dawn-Parkway expansion and the Panhandle Reinforcement projects remain on schedule to be placed in-service in the second half of this year.

In January 2017, DCP Midstream announced a number of significant expansion projects, including compression and infrastructure expansions that will add approximately 40 million cubic feet per day (MMcf/d) of incremental capacity by the summer of 2017 in the DJ Basin, and an 85,000 barrel-per-day expansion of the Sand Hills NGL pipeline expected to come online in the fourth quarter of 2017.

Projects Scheduled for 2018 In-Service

The Bayway Lateral project continues to progress toward an in-service date in the first half of 2018, as does Western Canada’s Wyndwood project, while the STEP project continues to target in-service in the second half of 2018.

The Valley Crossing Pipeline is advancing through the regulatory process and continues to target an in-service date in the second half of 2018. Construction is expected to begin in the second quarter of 2017.

The PennEast project continues to advance as well. FERC is expected to issue its Final Environmental Impact Statement (FEIS) in April, and the project is still targeting a late-2018 in-service date.

New to the company’s project portfolio this quarter is the Spruce Ridge project, a $500 million supply-push project in Western Canada that is expected to go into service in the second half of 2018. The project involves a 400 MMcf/d expansion of the T-North transmission system, as well as pipeline looping and additional compression, to facilitate T-North producers’ access to downstream markets.

DCP Midstream also announced a 200 MMcf/d cryogenic natural gas processing plant in the DJ Basin that is projected to be in-service by the end of 2018.

Projects Scheduled for 2019 In-Service

The Stratton Ridge project filed its FERC application earlier this month and remains on schedule for in-service in the first half of 2019.

Projects in Development

The Access Northeast project would help alleviate New England’s well-documented issues of energy reliability and cost volatility. The project’s partners continue to pursue a viable commercial and operational model to provide clean-burning natural gas to gas-fired electric generators in New England in support of the region’s emission goals.

While the project has been in discussions on other contracting strategies, including participation among gas distribution companies, the complexity of any regional solution requires clarity among the New England states regarding the support and legal authority for electric distribution companies to contract for project capacity. When the states achieve alignment – in the form of consistent legislative or other legal authority supporting natural gas infrastructure for electric reliability – the project’s partners remain able and committed to bringing Access Northeast to New England consumers.

With increasing reliance on natural gas for electric generation, this project provides a critical opportunity to improve New England’s future energy reliability, cost volatility and competitiveness. Access Northeast’s partners will continue working with state and federal agencies, as well as other stakeholders, to help close gaps in legal authority that are currently prohibiting the region from achieving its significant environmental goals, as the current system configuration requires the continued operation of older, higher emitting generation units, such as coal and oil plants.

Spectra Energy Partners conducted solicitations of interest on the Express Pipeline and Platte Pipeline in late 2016, and is currently conducting subsequent solicitations, which will close by the end of February.

Spectra Energy Partners has secured a commitment from an industrial market shipper in the STX Zone of its Texas Eastern system, and on February 15 launched a Texas-Louisiana Markets open season, which will close in early March, to solicit additional interest.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests and ongoing diluted EPS as measures to evaluate operations of the company. These measures are non-GAAP financial measures as they represent net income from controlling interests and diluted EPS, excluding special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income from controlling interests and ongoing diluted EPS provides useful information to investors, as it allows investors to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measures for ongoing net income from controlling interests and ongoing diluted EPS are net income from controlling interests and diluted EPS.

We use earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA) and ongoing EBITDA, non-GAAP financial measures, as performance measures for Spectra Energy Corp. Ongoing EBITDA represents EBITDA, excluding special items. We believe that the presentation of EBITDA and ongoing EBITDA provides useful information to investors, as it allows investors to more accurately compare Spectra Energy Corp’s performance across periods. The most directly comparable GAAP measure for EBITDA and ongoing EBITDA for Spectra Energy Corp is net income.

The primary performance measures used by us to evaluate segment performance are segment EBITDA and Other EBITDA. We consider segment EBITDA and Other EBITDA, which are the GAAP measures used to report segment results, to be good indicators of each segment’s operating performance from its continuing operations as they represent the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA and Other EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA and ongoing Other EBITDA (net expenses) as measures of performance. Ongoing segment EBITDA and ongoing Other EBITDA are non-GAAP financial measures, as they represent segment EBITDA and Other EBITDA, excluding special items. We believe that the presentation of ongoing segment EBITDA and ongoing Other EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment’s or Other’s ongoing performance across periods. The most directly comparable GAAP measures for ongoing segment EBITDA and ongoing Other EBITDA are segment EBITDA and Other EBITDA.

We also present Distributable Cash Flow (DCF), which is a non-GAAP financial measure. We believe that the presentation of DCF provides useful information to investors, as it represents the cash generation capabilities of the company to support dividend growth. We also use ongoing DCF, which is a non-GAAP financial measure, as it represents DCF, excluding the cash effect of special items. The most directly comparable GAAP measure for DCF and ongoing DCF is net income. We also use DCF coverage, which is a non-GAAP financial measure, as it represents DCF divided by dividends declared on common stock. The most directly comparable GAAP measure for DCF coverage is EPS.

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate these measures in the same manner.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2015 Form 10-K, filed on February 25, 2016, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s leading pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include approximately 21,000 miles of natural gas and crude oil pipelines; approximately 300 billion cubic feet of natural gas storage; 5.6 million barrels of crude oil storage; as well as natural gas gathering, processing, and local distribution operations. Spectra Energy is the general partner of Spectra Energy Partners, LP (NYSE: SEP), one of the largest pipeline master limited partnerships in the United States and owner of the natural gas and crude oil assets in Spectra Energy’s U.S. portfolio. Spectra Energy also has a 50 percent ownership in DCP Midstream, LLC, which is the general partner of DCP Midstream, LP (NYSE: DCP), the largest natural gas liquids producer and the largest natural gas processor in the United States, and the largest gathering and processing master limited partnership in the United States. Spectra Energy has served North American customers and communities for more than a century. For more information, visit www.spectraenergy.com.

Media:	Creighton Welch
(713) 627-5806
(713) 627-4747 (24-hour media line)

Analysts and Investors:	Roni Cappadonna
(713) 627-4778

Spectra Energy Corp

Quarterly Highlights

December 2016

(Unaudited)

(In millions, except per-share amounts and where noted)

Reported - These results include the impact of special items

	Quarters Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
COMMON STOCK DATA
Earnings (Loss) Per Share, Diluted	$0.16	$(0.39)	$1.00	$0.29
Dividends Per Share	$0.405	$0.37	$1.62	$1.48
Weighted-Average Shares Outstanding, Diluted	704	673	696	672
INCOME
Operating Revenues	$1,298	$1,316	$4,916	$5,234
Total Reportable Segment EBITDA	656	498	2,729	2,408
Net Income (Loss) - Controlling Interests	115	(263)	693	196
EBITDA BY BUSINESS SEGMENT
Spectra Energy Partners	$501	$484	$1,909	$1,905
Distribution	122	113	473	473
Western Canada Transmission & Processing	74	109	387	491
Field Services	(41)	(208)	(40)	(461)

Total Reportable Segment EBITDA	656	498	2,729	2,408
Other EBITDA	(41)	(345)	(126)	(384)

Total Reportable Segment and Other EBITDA	$615	$153	$2,603	$2,024

DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$170	$194	$1,141	$1,274
Coverage Ratio			1.0x	1.3x
CAPITAL AND INVESTMENT EXPENDITURES
Spectra Energy Partners (a)			$2,585	$2,007
Distribution			788	544
Western Canada Transmission & Processing			410	360
Other			91	61

Total Capital and Investment Expenditures (a)			$3,874	$2,972

Expansion and Investment (a)			$3,261	$2,281
Maintenance and Other			613	691

Total Capital and Investment Expenditures (a)			$3,874	$2,972

			December 31,
			2016	2015
CAPITALIZATION
Common Equity - Controlling Interests			25.8%	26.6%
Noncontrolling Interests and Preferred Stock			17.8%	13.6%
Total Debt			56.4%	59.8%
Total Debt			$15,628	$14,656
Book Value Per Share (b)			$10.20	$9.73
Actual Shares Outstanding (c)			702	671

(a)	Excludes contributions received from noncontrolling interests of $641 million in 2016 and $216 million in 2015. Excludes sale of Sabal Trail interest of $102 million in 2016.
(b)	Represents controlling interests.
(c)	Increase in 2016 resulted from a newly initiated “At the Market” equity issuance program in March 2016 and equity issuance to the public in April 2016.

Spectra Energy Corp

Quarterly Highlights

December 2016

(Unaudited)

(In millions, except where noted)

Reported - These results include the impact of special items

	Quarters Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
SPECTRA ENERGY PARTNERS
Operating Revenues	$663	$634	$2,533	$2,455
Operating Expenses
Operating, Maintenance and Other	245	222	917	828
Other Income and Expenses	83	72	293	278

EBITDA	$501	$484	$1,909	$1,905

Express Pipeline Revenue Receipts, MBbl/d (a)	259	239	241	239
Platte PADD II Deliveries, MBbl/d	127	140	130	162
DISTRIBUTION
Operating Revenues	$412	$366	$1,370	$1,527
Operating Expenses
Natural Gas Purchased	181	152	533	691
Operating, Maintenance and Other	109	101	366	363
Other Income and Expenses	—	—	2	—

EBITDA	$122	$113	$473	$473

Number of Customers, Thousands			1,459	1,437
Heating Degree Days, Fahrenheit	2,278	2,017	6,821	7,387
Pipeline Throughput, TBtu (b)	215	165	762	759
Canadian Dollar Exchange Rate, Average	1.33	1.34	1.33	1.28
WESTERN CANADA TRANSMISSION & PROCESSING
Operating Revenues	$221	$323	$1,020	$1,285
Operating Expenses
Natural Gas and Petroleum Products Purchased	—	69	68	193
Operating, Maintenance and Other	125	149	551	611
Loss on sales of other assets and other, net	(27)	—	(27)	—
Other Income and Expenses	5	4	13	10

EBITDA	$74	$109	$387	$491

Pipeline Throughput, TBtu	242	234	922	923
Volumes Processed, TBtu	152	165	636	658
Canadian Dollar Exchange Rate, Average	1.33	1.34	1.33	1.28
FIELD SERVICES
Earnings (loss) from Equity Investment in DCP Midstream, LLC	$(41)	$(208)	$(40)	$(461)

Natural Gas Gathered and Processed/Transported, TBtu/day (c)	6.1	7.1	6.5	7.1
Natural Gas Liquids Production, MBbl/d (c)	371	409	393	410
Average Natural Gas Price Per MMBtu (d)	$2.98	$2.27	$2.46	$2.66
Average Natural Gas Liquids Price Per Gallon (e)	$0.55	$0.42	$0.46	$0.45
Average Crude Oil Price Per Barrel (f)	$49.15	$42.20	$43.30	$48.80

(a)	Thousand barrels per day.
(b)	Trillion British thermal units.
(c)	Reflects 100% of DCP Midstream volumes.
(d)	Million British thermal units. Average price based on NYMEX Henry Hub.
(e)	Does not reflect results of commodity hedges.
(f)	Average price based on NYMEX calendar month.

Spectra Energy Corp

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

Reported - These results include the impact of special items

	Quarters Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Operating Revenues	$1,298	$1,316	$4,916	$5,234
Operating Expenses	899	1,219	3,331	3,805
Gain (Loss) on Sales of Other Assets and Other, net	(26)	—	(26)	4

Operating Income	373	97	1,559	1,433

Other Income and Expenses	48	(132)	271	(176)
Interest Expense	157	156	594	636

Earnings (Loss) Before Income Taxes	264	(191)	1,236	621
Income Tax Expense (Benefit)	56	(3)	216	161

Net Income (Loss)	208	(188)	1,020	460
Net Income - Noncontrolling Interests	93	75	327	264

Net Income (Loss) - Controlling Interests	$115	$(263)	$693	$196

Spectra Energy Corp

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	December 31,	December 31,
	2016	2015
ASSETS
Current Assets	$1,772	$1,648
Investments and Other Assets	7,354	7,056
Net Property, Plant and Equipment	26,208	22,918
Regulatory Assets and Deferred Debits	1,508	1,301

Total Assets	$36,842	$32,923

LIABILITIES AND EQUITY
Current Liabilities	$3,905	$3,392
Long-term Debt	13,624	12,892
Deferred Credits and Other Liabilities	7,212	6,768
Preferred Stock of Subsidiaries	562	339
Equity	11,539	9,532

Total Liabilities and Equity	$36,842	$32,923

Spectra Energy Corp

Distributable Cash Flow

(Unaudited)

(In millions)

Reported - These results include the impact of special items

	Quarters Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Net Income (Loss)	$208	$(188)	$1,020	$460
Add:
Interest expense	157	156	594	636
Income tax expense (benefit)	56	(3)	216	161
Depreciation and amortization	192	190	774	764
Foreign currency loss (gain)	1	(1)	1	6
Less:
Third party interest income (expense)	(1)	1	2	3

EBITDA	615	153	2,603	2,024

Add:
(Earnings) loss from equity investments	2	4	(108)	(76)
Non-cash impairments at DCP	1	169	11	366
Distributions from equity investments (a)	28	26	161	209
Empress non-cash items	—	18	42	42
Non-cash goodwill impairments associated with the Westcoast acquisition in 2002	—	333	—	333
Other non-cash asset impairments (b)	1	7	1	16
Other	(8)	(5)	43	25
Less:
Interest expense	157	156	594	636
Equity AFUDC	48	38	164	111
Net cash paid (refund) for income taxes	(2)	49	(5)	29
Distributions to noncontrolling interests	70	58	246	198
Maintenance capital expenditures	196	210	613	691

Total Distributable Cash Flow	$170	$194	$1,141	$1,274

(a)	Excludes $403 million in distributions from equity investments for the year ended December 31, 2015.
(b)	Includes non-cash asset impairments at SEP and WCTP.

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

December 2016 Quarter-to-Date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Less: Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
Spectra Energy Partners	$501	$(36	) A	$537
Distribution	122	—		122
Western Canada Transmission & Processing	74	(31	) B	105
Field Services	(41)	(36	) C	(5)

Total Reportable Segment EBITDA	656	(103)		759
Other	(41)	(24	) D	(17)

Total Reportable Segment and Other EBITDA	$615	$(127)		$742

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$615	$(127)		$742
Depreciation and Amortization	(192)	—		(192)
Interest Expense	(157)	—		(157)
Interest Income and Other	(2)	—		(2)
Income Tax Benefit (Expense)	(56)	32		(88)

Total Net Income	208	(95)		303
Total Net Income - Noncontrolling Interests	(93)	8		(101)

Total Net Income - Controlling Interests	$115	$(87)		$202

EARNINGS PER SHARE, BASIC	$0.16	$(0.13)		$0.29

EARNINGS PER SHARE, DILUTED	$0.16	$(0.13)		$0.29

A - Effects of Texas Eastern pipeline incident.

B - The effects of flooding in British Columbia, non-cash net loss on sale of assets and non-cash asset impairment.

C - Non-cash asset impairment and write-offs, transaction costs related to combining DCP Midstream and DCP Partners, and taxes related to conversion of a DCP Midstream entity from C Corp to LLC.

D - Captive insurance claims associated with the flooding in British Columbia and transaction costs.

Weighted Average Shares - in millions

Basic	702
Diluted	704

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

December 2015 Quarter-to-Date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Less: Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
Spectra Energy Partners	$484	$—		$484
Distribution	113	—		113
Western Canada Transmission & Processing	109	(14	) A	123
Field Services	(208)	(172	) B	(36)

Total Reportable Segment EBITDA	498	(186)		684
Other	(345)	(333	) C	(12)

Total Reportable Segment and Other EBITDA	$153	$(519)		$672

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$153	$(519)		$672
Depreciation and Amortization	(190)	—		(190)
Interest Expense	(156)	(1	) D	(155)
Interest Income and Other	2	—		2
Income Tax Benefit (Expense)	3	68		(65)

Total Net Income	(188)	(452)		264
Total Net Income - Noncontrolling Interests	(75)	—		(75)

Total Net Income - Controlling Interests	$(263)	$(452)		$189

EARNINGS PER SHARE, BASIC	$(0.39)	$(0.67)		$0.28

EARNINGS PER SHARE, DILUTED	$(0.39)	$(0.67)		$0.28

A - Employee and overhead reduction costs, and non-cash asset impairment.

B - Employee and overhead reduction costs, non-cash asset impairments, and write-offs.

C - Non-cash goodwill impairments associated with the Westcoast acquisition in 2002.

D - Net write-off of regulatory assets and liabilities at Ozark Gas Transmission due to discontinuance of regulatory accounting.

Weighted Average Shares - in millions

Basic	671
Diluted	673

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

December 2016 Year-to-Date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Less: Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
Spectra Energy Partners	$1,909	$(80	) A	$1,989
Distribution	473	—		473
Western Canada Transmission & Processing	387	(56	) B	443
Field Services	(40)	(54	) C	14

Total Reportable Segment EBITDA	2,729	(190)		2,919
Other	(126)	(53	) D	(73)

Total Reportable Segment and Other EBITDA	$2,603	$(243)		$2,846

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$2,603	$(243)		$2,846
Depreciation and Amortization	(774)	—		(774)
Interest Expense	(594)	—		(594)
Interest Income and Other	1	—		1
Income Tax Benefit (Expense)	(216)	88	E	(304)

Total Net Income	1,020	(155)		1,175
Total Net Income - Noncontrolling Interests	(327)	19		(346)

Total Net Income - Controlling Interests	$693	$(136)		$829

EARNINGS PER SHARE, BASIC	$1.00	$(0.19)		$1.19

EARNINGS PER SHARE, DILUTED	$1.00	$(0.19)		$1.19

A - Effects of Texas Eastern pipeline incident.

B - Employee and overhead reduction costs, the effects of flooding in British Columbia, non-cash net loss on sale of assets and non-cash asset impairment.

C - Non-cash asset impairments and write-offs, employee and overhead reduction costs, transaction costs related to combining DCP Midstream and DCP Partners, non-cash loss on sale of assets and taxes related to conversion of a DCP Midstream entity from C Corp to LLC.

D - Captive insurance associated with Texas Eastern pipeline incident and the flooding in British Columbia and transaction costs.

E - Includes a tax benefit on Empress transaction.

Weighted Average Shares - in millions

Basic	694
Diluted	696

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

December 2015 Year-to-Date

(Unaudited)

(In millions, except per-share amounts)

	Reported Earnings	Less: Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
Spectra Energy Partners	$1,905	$(9	) A	$1,914
Distribution	473	—		473
Western Canada Transmission & Processing	491	(25	) B	516
Field Services	(461)	(355	) C	(106)

Total Reportable Segment EBITDA	2,408	(389)		2,797
Other	(384)	(333	) D	(51)

Total Reportable Segment and Other EBITDA	$2,024	$(722)		$2,746

EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$2,024	$(722)		$2,746
Depreciation and Amortization	(764)	—		(764)
Interest Expense	(636)	(1	) E	(635)
Interest Income and Other	(3)	—		(3)
Income Tax Benefit (Expense)	(161)	143		(304)

Total Net Income	460	(580)		1,040
Total Net Income - Noncontrolling Interests	(264)	1		(265)

Total Net Income - Controlling Interests	$196	$(579)		$775

EARNINGS PER SHARE, BASIC	$0.29	$(0.86)		$1.15

EARNINGS PER SHARE, DILUTED	$0.29	$(0.86)		$1.15

A - Non-cash impairment at Ozark Gas Gathering.

B - Employee and overhead reduction costs, and non-cash asset impairment.

C - Employee and overhead reduction costs, net gain on asset sales, non-cash goodwill and asset impairments and write-offs.

D - Non-cash goodwill impairments associated with the Westcoast acquisition in 2002.

E - Net write-off of regulatory assets and liabilities at Ozark Gas Transmission due to discontinuance of regulatory accounting.

Weighted Average Shares - in millions

Basic	671
Diluted	672

Spectra Energy Corp

Reported to Ongoing Distributable Cash Flow Reconciliation

(Unaudited)

(In millions, except where noted)

	Quarters Ended December 31, 2016			Years Ended December 31, 2015
	Reported	Less: Special Items	Ongoing	Reported	Less: Special Items	Ongoing
Net Income (Loss)	$208	$(95)	$303	$(188)	$(452)	$264
Add:
Interest expense	157	—	157	156	1	155
Income tax expense (benefit)	56	(32)	88	(3)	(68)	65
Depreciation and amortization	192	—	192	190	—	190
Foreign currency loss (gain)	1	—	1	(1)	—	(1)
Less:
Third party interest income (expense)	(1)	—	(1)	1	—	1

EBITDA	615	(127)	742	153	(519)	672

Add:
(Earnings) Loss from equity investments	2	35	(33)	4	3	1
Non-cash impairments at DCP	1	1	—	169	169	—
Distributions from equity investments	28	—	28	26	—	26
Empress non-cash items	—	—	—	18	—	18
Non-cash goodwill impairments associated with the Westcoast acquisition in 2002	—	—	—	333	333	—
Other non-cash asset impairments	1	1	—	7	7	—
Other	(8)	(19)	11	(5)	—	(5)
Less:
Interest expense	157	—	157	156	—	156
Equity AFUDC	48	—	48	38	—	38
Net cash paid (refund) for income taxes	(2)	—	(2)	49	—	49
Distributions to noncontrolling interests	70	—	70	58	—	58
Maintenance capital expenditures	196	30	166	210	—	210

Total Distributable Cash Flow	$170	$(139)	$309	$194	$(7)	$201

Spectra Energy Corp

Reported to Ongoing Distributable Cash Flow Reconciliation

(Unaudited)

(In millions, except where noted)

	Years Ended December 31, 2016			Years Ended December 31, 2015
	Reported	Less: Special Items	Ongoing	Reported	Less: Special Items	Ongoing
Net Income	$1,020	$(155)	$1,175	$460	$(580)	$1,040
Add:
Interest expense	594	—	594	636	1	635
Income tax expense	216	(88)	304	161	(143)	304
Depreciation and amortization	774	—	774	764	—	764
Foreign currency loss (gain)	1	—	1	6	—	6
Less:
Third party interest income	2	—	2	3	—	3

EBITDA	2,603	(243)	2,846	2,024	(722)	2,746

Add:
Earnings from equity investments	(108)	43	(151)	(76)	(11)	(65)
Non-cash impairments at DCP	11	11	—	366	366	—
Distributions from equity investments	161	—	161	209	—	209
Empress non-cash items	42	—	42	42	—	42
Non-cash goodwill impairments associated with the Westcoast acquisition in 2002	—	—	—	333	333	—
Other non-cash asset impairments	1	1	—	16	16	—
Other	43	(19)	62	25	—	25
Less:
Interest expense	594	—	594	636	—	636
Equity AFUDC	164	—	164	111	—	111
Net cash paid (refund) for income taxes	(5)	—	(5)	29	—	29
Distributions to noncontrolling interests	246	—	246	198	—	198
Maintenance capital expenditures	613	35	578	691	—	691

Total Distributable Cash Flow	$1,141	$(242)	$1,383	$1,274	$(18)	$1,292

Dividends declared	$1,161		$1,161	$1,017		$1,017
Coverage - DCF / Dividend	1.0x		1.2x	1.3x		1.3x